Exhibit 10.39
Employment Agreement
This Employment Agreement is entered into, and is effective as of the 28th day of June, 2007 (the “Effective Date”), by and between Alion Science and Technology Corporation (the “Company”) and James C. Fontana (the “Executive”), under the following terms and conditions:
Article 1. Employment and Duties
Upon the terms and subject to the conditions contained herein, the Company hereby employs the Executive as Senior Vice President, General Counsel and Secretary. The Executive shall have all of the powers, duties and responsibilities customary to his position as are reasonably necessary to acting as the Company’s chief legal officer and as may be assigned to him from time to time by the Chief Executive Officer (the “CEO”). The Executive shall further be responsible for supervising and directing other officers and employees of the Company. The Executive’s employment is at-will and for an indefinite period. The Executive or the Company may terminate the Executive’s employment at any time, subject to the terms and provisions of this Agreement.
Article 2. Compensation and Benefits
The Company shall continue to pay the Executive a Base Salary not less than Two Hundred Sixty Thousand and Thirty Nine Dollars ($260,039) per year, subject to adjustments in the discretion of the Board of Directors (the “Board”). The Company shall further provide to the Executive all benefits to which other executives of the Company are entitled, as commensurate with the Executive’s position, subject to the eligibility requirements and other provisions of such benefits and other perquisites as determined by the Board. Such benefits and perquisites may include bonus, long term incentives, group term life insurance, comprehensive health and major medical insurance, dental and life insurance, disability, automobile allowance and club memberships. All such compensation and benefits shall be subject to all appropriate federal and state withholding taxes and payable in accordance with the normal payroll practices of the Company.
Article 3. Employment Termination and Severance
3.1. (a) Without Cause. During the Employment Period, other than during a Potential Change in Control Protection Period or within the period ending twenty-four (24) calendar months immediately following a Change in Control as specified in Article 5 below, the Company may terminate the Executive’s employment for reasons other than Cause, by notifying the Executive in writing of the Company’s intent to terminate with the effective date of termination specified by the Company in the written notice. Upon the effective date of termination under this Article 3.1, if the Executive timely signs a General Release and does not revoke or violate such General Release, the Company shall be obligated to pay to the Executive (subject to all appropriate federal and state withholding taxes):
     (i) A lump-sum cash payment equal to one (1) times the Executive’s Base Salary at the rate in effect immediately prior to the termination.

     (ii) A lump-sum cash payment equal to one (1) times the Executive’s actual bonus for the last complete fiscal year prior to the effective date of termination, if any.
     (iii) Base Salary and all other benefits due the Executive through the effective date of termination.
     (iv) The unpaid bonus, if any, with respect to the last complete fiscal year preceding the effective date of termination (such bonus, if any, to be determined in the manner it would have been determined and payable at the time it would have been payable hereunder had there been no termination of the Employment Period).
     (v) To the extent that the Executive is eligible for and elects to receive medical and/or dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and/or any qualifying beneficiaries, the Company shall pay on the Executive’s behalf, or reimburse the Executive for, the amount of the applicable COBRA that exceeds the amount of premium payable by the Executive for the same level of coverage immediately prior to the effective date of termination. Any such COBRA premium payment by the Company that constitutes taxable income to the Executive shall be grossed up by the Company, assuming an applicable income tax rate of forty percent (40%). Payments under this paragraph shall cease at the earlier of (i) the end of the first month in which the Executive is no longer eligible for COBRA for any reason (other than death or eligibility for Medicare, provided that COBRA coverage continues for any qualified beneficiary), or (ii) eighteen (18) months after the Executive’s date of termination. The Executive shall notify the Company as soon as practicable after he ceases to be eligible for COBRA coverage due to coverage under the group health plan of another employer.
     (vi) All other rights and benefits that the Executive is vested in, pursuant to other plans and programs of the Company.
     (b) Retirement. If the Executive’s employment terminates due to Retirement (as defined the Executive’s termination of employment upon reaching age sixty-five (65) for any reason other than death, Disability (as defined below) or Cause (as defined in Article 3.3), the Company shall be obligated to pay the Executive the amounts and benefits described in Article 3.1(a)(iii), (iv), (v) and (vi).
     (c) Death or Disability. If the Executive’s employment is terminated by reason of Disability (as defined as in the Company’s long-term disability plan), the Company shall be obligated to pay the Executive or, if applicable, the Executive’s estate: The amounts and benefits described in Article 3.1(a) (iii), (iv), (v) and (vi), and an additional lump-sum cash payment equal to the Executive’s Base Salary for a period of six (6) months; provided, however, that such lump sum payment shall be offset by any payments under the Company’s short-term disability policy or under any long-term disability plan or insurance program maintained by the Company.
     (d) Voluntary Termination. The Executive may terminate this Agreement at any time by giving the Company written notice of intent to terminate. The Executive will receive the amounts and benefits described in Article 3.1(a) (iii), (iv) and (vi), but shall not be paid any bonus with respect to the fiscal year in which voluntary termination occurs.
3.2. General Release. As a condition precedent to receiving any of the payments and benefits set forth in Article 3.1 above, upon the effective date of termination under Article 3.1(a), (b) (c) or (d) above, the Executive (or his estate as the case may be) agrees to execute and return to the Company, and shall not revoke or attempt to revoke, a general release (a “General Release”) in a form acceptable to the Company, within thirty (30) days following the effective date of termination, that (i) releases the Company and its affiliates, directors, officers, employees and agents from any and all claims that the Executive may have in connection with his employment or termination thereof, to the extent permitted by applicable laws, and (ii) the Executive affirmatively agrees not to violate the provisions of Article 4.
3.3. Termination for Cause. In the event that the Executive is terminated for Cause, the Executive will not be entitled to any severance or other benefits upon termination other than those accrued benefits provided to employees pursuant to existing Company policy. “Cause” means:
     (a) The Executive’s commission of a felony of or a crime involving moral turpitude; or
     (b) The Executive committing an act constituting fraud, deceit, or material misrepresentation with respect to the Company; or
     (c) In the Company’s reasonable discretion, the Executive committing any negligent or willful act or omission that causes material damage (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil or criminal penalties or other prosecutorial action by any governmental authority) to the Company or any parent or subsidiary corporation thereof; or
     (d) Willful or material violation of any provision of the Company’s Code of Ethics, Conduct and Responsibility; or
     (e) Willful and material misstatement knowingly made or caused to be made by the Executive in any filing with the Securities and Exchange Commission; or
     (f) Willful or material violation of any of the covenants contained in Article 4, as applicable.
For purposes of this Article 3.3, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (a) authority given pursuant to a resolution duly adopted by the Board; or (b) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

The effective date of termination shall be the date specified by the Company. If this Agreement is terminated for Cause, the Company shall be obligated to pay the Executive’s Base Salary through the effective date of termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) the Executive would otherwise have been entitled to receive under this Agreement.
3.4. Severance Payment Schedule. Payments due to the Executive or, if applicable, the Executive’s estate, pursuant to termination events described in this Article 3, shall be paid in two (2) installments as follows: (a) an amount equal to six months of annual salary set forth in Article 3.1(a)(i) and one-half of the total bonus amount set forth in Article 3.1(a)(ii) (the “Severance Installment Payment”), and the amounts set forth in Article 3.1(a)(iii) and (iv), within thirty (30) days after the expiration of any applicable statutory period in which revocation of the General Release is permitted (the “First Installment”); and (b) an amount equal to the Severance Installment Payment six (6) months from the date of payment of the First Installment (the “Second Installment) (the “Final Installment). The Company’s obligation to pay severance amounts due to the Executive pursuant to this Article 3, to the extent not already paid, shall cease immediately and such payments will be forfeited if the Executive violates any condition described in Article 3 or 4. The parties intend and agree that any payments contemplated by this Agreement constituting “deferred compensation” for purposes of Code Section 409A shall comply with the requirements of such section. No deferred compensation payable hereunder shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. In no event shall the Company have any liability or obligation with respect to taxes for which Executive may become liable as a result of the application of Code Section 409A.
Article 4. Noncompetition, Confidentiality, Nonsolicitation, and Ownership
4.1. Noncompetition. The Executive acknowledges and agrees that by virtue of his employment with the Company, he has or will have access to valuable proprietary information not known to the public that the Company possesses, including but not limited to, methods of operation, business strategies and plans, financial information, marketing materials, ideas, trade secrets, customer contacts and other customer information (“Proprietary Information”). The Executive further acknowledges and agrees that the Company has legitimate business interests in assuring that his unique knowledge of the Company, including but not limited to that knowledge regarding and relating to the foregoing information, is not disclosed or converted to the use of entities or individuals in competition with the Company. The Executive therefore agrees that during the Employment Period and for a period of one year after the date of termination or cessation of the Executive’s employment with the Company for any reason whatsoever, he will not, directly or indirectly, compete with the Company or its subsidiaries or affiliates by providing services or by being an officer, director, employee, consultant, agent, advisor, shareholder or owner to or of any other person, partnership, association, corporation, or other entity that is a “Competing Business,” except that he may have an ownership interest of up to two percent (2%) of a Competing Business which is a public company. As used herein, a “Competing Business” is any business whose activities relate to the products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or its subsidiaries or affiliates, and for which the Executive has the responsibility to plan, develop, manage, market, or oversee, or had any such responsibility within the Executive’s most recent twenty-four (24) months of employment with the Company. Following termination of employment, the Executive may request in writing an exception to the foregoing provision from the Company for prospective employment, which exception will be granted if the Company, in its sole discretion, determines that such prospective employment will not unduly or materially compete with or otherwise interfere with the business of the Company.
In addition to the foregoing, the Executive agrees that, for a period of one year after the date of termination or cessation of the Executive’s employment with the Company for any reason whatsoever, he will not, directly or indirectly, intentionally entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a current or prospective business relationship with the Company, whether as a consultant, client, customer or otherwise, to terminate or cease such relationship with the Company, or to fail to enter into or renew such relationship with the Company.
The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Article 4.1 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. The Executive acknowledges and agrees that the non-competition and non-solicitation provisions herein are expressly assignable to any successor of the Company as set forth in Article 6(b).
4.2. Nonsolicitation. During the Employment Period and for a one year after the termination or cessation of his employment with the Company for any reason whatsoever, the Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or entity: (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly, or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses the Company’s employees. The Executive further agrees and acknowledges that the Company has confidentiality and non-competition agreements with certain of its employees, and he agrees that he will not interfere with any such agreements. The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Article 4.2 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

4.3. Nondisclosure of Trade Secrets. During the term of this Agreement and for a period of two (2) years thereafter, the Executive agrees: (a) to treat all Proprietary Information in a secret and confidential manner, take all reasonable steps to maintain such secrecy, and comply with all applicable procedures established by the Company with respect to maintaining the secrecy and confidentiality of Proprietary Information; (b) to use Proprietary Information only as necessary and proper in the performance of the Executive’s duties as an employee of the Company; and (c) except as required in this Article 4.3, to not directly or indirectly, without the written consent of the Company, reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any Proprietary Information. Under no circumstances shall the Executive use, directly or indirectly, any such Proprietary Information for his personal gain or profit.
4.4. Nondisparagement. During the Employment Period and at all times thereafter, the Executive agrees to not disparage the Company or otherwise make comments harmful to the Company’s reputation.
4.5. Ownership. The Executive agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and trade secrets which arise out of the performance of this Agreement are the property of the Company.
Article 5. Change in Control
5.1. Change in Control. This Article 5 shall not become effective, and the Company shall have no obligation hereunder, unless the employment of the Executive with the Company shall terminate for the reasons provided in this Article 5 during a Potential Change in Control Protection Period or within the period ending twenty-four (24) calendar months after a Change in Control.
5.2. Definition of Change in Control. Change in Control of the Company shall be as set forth in the Company’s Phantom Stock Plan effective as of February 11, 2003, and amended and restated effective as of November 9, 2005, and as such plan or its successor shall be amended from time to time thereafter; provided, however, that any amendment to the definition of Change in Control shall not apply to a transaction that occurs within the twenty-four (24) calendar month period after such amendment is adopted if such transaction would have constituted a Change in Control or Potential Change in Control without regard to such transaction.
5.3. Potential Change in Control Definitions.
     (a) For the purposes of this Agreement, the term “Potential Change in Control” means the date when any of the following actions occur: (i) The Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change in Control; (ii) any other event occurs which is deemed to be a Potential Change in Control by the Board and the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

     (b) The term “Potential Change in Control Protection Period” means the period beginning on the date an event described in the preceding subparagraph occurs and ending (i) with respect to a Potential Change in Control described in clause (a)(i) above, upon the abandonment or termination of the applicable agreement; or (ii) with respect to a Potential Change in Control described in clause (a)(ii) above, upon the one year anniversary of the occurrence of the Potential Change in Control or such earlier date as may be determined by the Board.
     (c) If a Change in Control occurs within the Potential Change in Control Protection Period, the Potential Change in Control Protection Period shall automatically terminate on the date of the Change in Control and the Change in Control protections described herein shall simultaneously commence.
     (d) In addition to the foregoing, any termination of the Executive at the request of a third party in contemplation of a Change in Control or Potential Change in Control shall be deemed to have occurred during a Potential Change in Control Protection Period.
5.4. Change in Control Severance Benefits. If, at any time during the Potential Change in Control Protection Period or within the period ending twenty-four (24) calendar months after the occurrence of a Change in Control, the Executive’s employment is terminated involuntarily by the Company without Cause (as provided in Article 3.3) or by the Executive for Good Reason (as defined below), then, if the Executive timely signs a General Release and does not revoke or violate such General Release, the Company shall be obligated to pay to the Executive, in accordance with Article 3.4:
     (a) The amounts and benefits described in Article 3.1(a), (b), (c) and (d) above; and
     (b) Outplacement services in an amount not to exceed twenty-five thousand dollars ($25,000) with a firm selected by the Company and at the reasonable expense of the Company; provided, however, that under no circumstances shall such outplacement services be provided beyond the December 31 of the second calendar year following the calendar year in which the Executive’s Separation From Service occurred. Article 3.4 shall apply to the payment of benefits hereunder.
5.5. Definition of Good Reason. “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following events during the Potential Change in Control Protection Period or within the twenty-four (24) calendar month period immediately following a Change in Control:
     (a) The assignment to the Executive by the Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, the Executive’s position, duties, responsibilities, and status with the Company;
     (b) A reduction by the Company in the Executive’s Base Salary or pay incentive opportunities; unless: (i) the reduction is made with the agreement of the Executive, and/or (ii) the Base Salary for executives of a similar class are also similarly reduced; or (iii) there is a reduction in base salary or pay incentive for all senior executives holding substantially similar agreements to this Agreement;
     (c) The Company requiring the Executive to be based anywhere other than a location no more than twenty (20) miles from the Company’s current principal executive offices or the location where the Executive is based;
     (d) Any material breach by the Company of any provision of this Agreement; or
     (e) Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Article 6(b).
Unless the Executive becomes Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein. The Executive must provide the Company with written notice of intent to terminate and request for cure within ninety (90) days after the occurrence of the Good Reason event, which notice, in the case of an event described in clause (a) or (d) above, shall provide the Company with a reasonable opportunity (not required to exceed fourteen (14) days) to cure the event. If the Bank cures the Good Reason event within the time provided, the Executive’s notice of intent to terminate shall automatically be withdrawn and of no effect.
Article 6. Miscellaneous
          (a) Any notices required by this Agreement shall: (i) be delivered by messenger or made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so delivered or mailed; and (iii) in the case of the Company, be delivered or mailed to its office at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213, Attn: Corporate Director of Human Resources, or in the case of the Executive, be mailed to the last home address that the Executive has given to the Company.
          (b) The obligations and duties of the Executive under this Agreement are personal and not assignable by the Executive. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement (other than for the purpose of determining whether a Change in Control has occurred or may potentially occur). If any term or provision of this Agreement is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining terms or provisions hereof, and each such remaining term and provision of this Agreement shall be enforced to the fullest extent permitted by law.
          (c) If any dispute arises under this Agreement, such dispute shall be referred to a panel of three (3) arbitrators for resolution. Any such arbitration proceeding shall take place in Arlington or Fairfax County, Virginia. All disputes shall be resolved by a single arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award. The American Arbitration Association’s Voluntary Labor Arbitration Rules

shall govern procedures for the arbitration, unless the parties unanimously agree to adopt a different rule or rules.
          (d) This Agreement may be altered, amended or modified only by written agreement signed by both the Executive and the Company. No oral modification of this Agreement, or of any part of this Agreement including this paragraph, shall have any force or effect. No waiver by either of such parties of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
          (e) This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreement(s) between the Company and the Executive relating to the termination of the Executive’s employment and the amounts payable under this Agreement. This Agreement shall not be modified or waived except by written instrument signed by the parties.
          (f) To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Virginia without reference to Virginia choice of law statutes or decisions.
IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the effective date first described above.

EXECUTIVE:

By:	/s/ James C. Fontana

James C. Fontana

ALION SCIENCE AND TECHNOLOGY CORPORATION:

By:	/s/ Dr. Bahman Atefi

Dr. Bahman Atefi